CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Financial Statements and Independent Auditors" and to the use of our report dated February 28, 1997 on AMT Capital Fund, Inc. - Money Market Portfolio and our report dated March 3, 1997 on FFTW Funds, Inc. in this Registration Statement (Form N-14 No. 333-23585).




ERNST & YOUNG LLP

New York, New York
March 31, 1997